                                                                    EXHIBIT 99.1


                             INSURANCE AUTO AUCTIONS

                         [INSURANCE AUTO AUCTIONS LOGO]


AT THE COMPANY:                           AT ASHTON PARTNERS:
Scott Pettit                              Chris Kettmann
Chief Financial Officer                   General Inquiries
847-839-4040                              312-553-6716
www.iaai.com


FOR IMMEDIATE RELEASE
THURSDAY, APRIL 24, 2003



             INSURANCE AUTO AUCTIONS ANNOUNCES FIRST QUARTER RESULTS




SCHAUMBURG, ILL., APRIL 24, 2003--INSURANCE AUTO AUCTIONS, INC. (NASDAQ: IAAI), a leading provider of automotive salvage and claims processing services in the United States, today reported higher net earnings for the quarter ended March 30, 2003. The Company recorded net earnings of $2.0 million, or $0.16 per diluted share, versus net earnings of $1.5 million, or $0.12 per diluted share, for the same quarter a year ago.

Revenues for the quarter were $56.0 million compared with $69.2 million in the first quarter of 2002. The decline in revenues was primarily due to the Company's continued shift away from vehicles sold under the purchase agreement method. The purchase agreement method accounted for 8 percent of the total vehicles sold this quarter versus 13 percent for the same quarter one year earlier. Under the purchase agreement method, the entire purchase price of the vehicle is recorded as revenue, compared to the lower-risk, consignment fee-based arrangements, where only the fees collected on the sale of the vehicle are recorded as revenue. Fee income in the first quarter increased to $42.7 million versus $41.5 million in the first quarter of last year.

Tom O'Brien, Chief Executive Officer, said, "We are pleased to announce our fifth consecutive quarter of solid earnings results, which were significantly improved over earnings from the first quarter of last year. This improvement is directly attributable to the strategic initiatives we executed in 2002. As we anticipated, volume sold in the first quarter was down on a year-over-year basis primarily due to an aggressive reduction in inventory levels during the first quarter of last year. It is encouraging, however, to see that volume coming in during the first quarter was higher than a year ago."


CONTINUED FOCUS ON STRATEGIC INITIATIVES

"With the business process re-engineering and purchase agreement initiatives already behind us, during the first quarter we focused more of our attention on the new company-wide IT system and strategic expansion," said O'Brien. "We are now in a better position to cost-effectively grow the business than ever before, and we believe growth opportunities exist for IAA in the quarters ahead."

"The implementation of the new system progressed through the first quarter, as we continue to improve performance and enhance the user experience," O'Brien said. "As of today, we have a short list of conversions remaining: four major markets, our national network and two of our acquisitions. Our employees and customers have become more comfortable with the system's functionality and continue to be pleased with the benefits of this new technology. We are on plan and on target to complete the implementation of the new system in the second quarter, and are excited about the positive financial and customer service impacts it should have after that."

"We remain focused on preserving and deploying capital in ways that provide the best return for our shareholders. As a result, strategic expansion continued to be an area of focus for IAA in the first quarter. We cost-effectively opened two new facilities in Dothan, Alabama and Little Rock, Arkansas and acquired two branches in Buffalo and Rochester, New York. Each of these new facilities leverages the Company's existing regional coverage. We also acquired the Wichita Insurance Pool in the first week of April," said O'Brien.

O'Brien continued, "At the same time we make these growth initiatives compete with the opportunity to buy back stock at compelling prices. To this end, IAA repurchased over 750,000 shares of Common Stock in the open market or in block transactions during the month of March. The Board of Directors and senior management believe our long-term outlook remains bright. Therefore, the Board of Directors recently increased the previously approved share repurchase authorization by 750,000 shares, giving us the capacity and the necessary authorizations to purchase an additional 1.5 million shares."

O'Brien concluded, "We remain confident in our ability to further increase efficiencies throughout the Company in addition to recognizing opportunities to grow the business. Our earnings outlook for the year has not changed, as we continue to expect diluted earnings per share of $0.75 or more in 2003. Much of the work has been done to transform the company and our goal remains the same -- to make IAA a stronger and more efficient organization by improving our service offering and creating an operating platform that will drive increased market share and profitability in the future."

NEW CHAIRMAN OF THE BOARD

IAA also announced that Peter H. Kamin, Partner of ValueAct Capital Partners, has been named the Company's new Chairman of the Board, replacing former Chairman, Joseph F. Mazzella, effective with the end of the current term. Mazzella recently announced his intention not to stand for re-election to IAA's Board in order to be able to devote his full time to his new position of General Counsel at Highfields Capital Management, L.P. Kamin became a Director of the Company in February 2001 and was previously a Director from January 1999 through October 2000.

O'Brien said, "We are very pleased to announce the appointment of Peter Kamin as our new Chairman. He brings with him a strong financial background and a wealth of investment world experience. ValueAct has been a strategic investor in IAA for more than two years, and Peter's experience and commitment to the Company will be instrumental as we continue to cost-effectively grow the business going forward. While we are disappointed to see Joe leave, we greatly appreciate his leadership over the past two years as well as his vital contribution to the Company's turnaround efforts and strong corporate governance program. We wish him well in his new endeavor."

QUARTERLY CONFERENCE CALL

The Company previously announced that it will hold its first quarter 2003 results conference call on Friday, April 25 at 11:00 a.m. Eastern Time. To participate by phone, please dial 877-307-4802 and ask to be connected to the Insurance Auto Auctions earnings conference call. Investors may also access the call over the Internet at www.streetevents.com or by visiting the Company's Web site at www.iaai.com. A replay will be available until midnight EST on May 2, 2003. To listen to the replay, please dial 800-642-1687 and enter conference reservation code 9851044 when prompted.


ABOUT INSURANCE AUTO AUCTIONS, INC.

Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 71 sites across the United States.


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SAFE HARBOR STATEMENT

Certain statements in this document contain forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. In some cases, you can identify forward looking statements by our use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. The Company's actual results could differ materially from those discussed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2002 or subsequent quarterly reports. Among these risks are: changes in the market value of salvage; the quality and quantity of inventory available from suppliers; the ability to pass through increased towing costs; that vehicle processing time will improve; legislative or regulatory acts; competition; the availability of suitable acquisition candidates and greenfield opportunities; the ability to bring new facilities to expected earnings targets; the dependence on key insurance company suppliers; the ability of the Company and its outside consultants to successfully complete the re-design of the Company's information systems, both in a timely manner and according to costs and operational specifications; and the level of energy and labor costs.

   ADDITIONAL INFORMATION ABOUT INSURANCE AUTO AUCTIONS, INC. IS AVAILABLE ON
                       THE WORLD WIDE WEB AT www.iaai.com


                           FINANCIAL TABLES FOLLOW...


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                          INSURANCE AUTO AUCTIONS, INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands except per share amounts)


                                                   THREE MONTH PERIODS ENDED
                                                   -------------------------
                                                     MARCH 30,     MARCH 31,
                                                      2003          2002
                                                   -------------------------
                                                          (Unaudited)

Revenues:
     Vehicle sales                                  $  13,304    $  27,751
     Fee income                                        42,736       41,469
                                                    ---------    ---------
                                                       56,040       69,220
Cost of sales:
     Vehicle cost                                      11,771       26,057
     Branch cost                                       32,964       31,192
                                                    ---------    ---------
                                                       44,735       57,249
                                                    ---------    ---------

         Gross profit                                  11,305       11,971

Operating expense:
     Selling, general and administration                7,168        7,179
     Business transformation costs                        797        1,949
                                                    ---------    ---------

         Earnings from operations                       3,340        2,843

Other (income) expense:
     Interest expense                                      55          248
     Other income                                         (79)         (57)
                                                    ---------    ---------

         Earnings before income taxes                   3,364        2,652

Provision for income taxes                              1,388        1,140
                                                    ---------    ---------

         Net earnings                               $   1,976    $   1,512
                                                    =========    =========

Net earnings per share:
     Basic                                          $     .16    $     .12
                                                    =========    =========
     Diluted                                        $     .16    $     .12
                                                    =========    =========

Weighted average shares outstanding:
     Basic                                             12,045       12,198
     Effect of dilutive securities--stock options          96          245
                                                    ---------    ---------
     Diluted                                           12,141       12,443
                                                    =========    =========

Other data
     Gross proceeds                                 $ 182,355    $ 195,136
                                                    =========    =========

                          INSURANCE AUTO AUCTIONS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands except per share amounts)

                                                                                 MARCH 30,   DECEMBER 30,
                                                                                   2003          2002
                                                                                 ---------   ------------
ASSETS                                                                          (Unaudited)

Current assets:
     Cash and cash equivalents                                                    $  30,484    $  10,027
     Accounts receivable, net                                                        47,698       45,594
     Inventories                                                                     10,612       11,158
     Other current assets                                                             2,325        3,571
                                                                                  ---------    ---------
            Total current assets                                                     91,119       70,350
                                                                                  ---------    ---------

Property and equipment, net                                                          52,800       49,342
Deferred income taxes                                                                 8,555        7,663
Intangible assets, net                                                                2,037        1,710
Goodwill, net                                                                       131,248      130,474
Other assets                                                                             94          111
                                                                                  ---------    ---------
                                                                                  $ 285,853    $ 259,650
                                                                                  =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                             $  28,388    $  28,656
     Accrued liabilities                                                             13,334       15,312
     Obligations under capital leases                                                 3,687        2,552
     Current installments of long-term debt                                           7,544           43
     Income taxes                                                                     1,454           --
                                                                                  ---------    ---------
         Total current liabilities                                                   54,407       46,563
                                                                                  ---------    ---------

Deferred income taxes                                                                15,545       14,835
Other liabilities                                                                     2,730        2,736
Obligation under capital leases                                                       1,897        1,355
Long-term debt, excluding current installments                                       22,548           59
                                                                                  ---------    ---------
         Total liabilities                                                           97,127       65,548
                                                                                  ---------    ---------

Shareholders' equity:
Preferred stock, par value of $.001 per share
     Authorized 5,000,000 shares; none issued                                            --           --
Common stock, par value of $.001 per share
     Authorized 20,000,000 shares, 11,548,719 issued and 12,306,128 outstanding as of March 30, 2003 and 12,292,599 shares issued and outstanding as of
     December 29, 2002
                                                                                         12           12
Additional paid-in capital                                                          144,635      144,420
Treasury stock, 757,409 shares                                                       (7,401)          --
Accumulated other comprehensive income (loss)                                          (911)        (745)
Retained earnings                                                                    52,391       50,415
                                                                                  ---------    ---------
         Total shareholders' equity                                                 188,726      194,102
                                                                                  ---------    ---------
                                                                                  $ 285,853    $ 259,650
                                                                                  =========    =========



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                          INSURANCE AUTO AUCTIONS, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                                     THREE MONTHS ENDED
                                                                                    --------------------
                                                                                    MARCH 30,   MARCH 31,
                                                                                      2003        2002
                                                                                    --------    --------
                                                                                       (Unaudited)
Cash flows from operating activities:
Net earnings (loss)                                                                 $  1,976    $  1,512
Adjustments to reconcile net earnings (loss) to net cash
   provided by operating activities:
     Depreciation and amortization                                                     2,352       2,014
     Gain on disposal of fixed assets                                                    (42)         --
     Loss on change in fair market value of derivative unhedged portion                 (307)         --
     Changes in assets and liabilities (excluding effects of acquired companies):
     (Increase) decrease in:
       Accounts receivable, net                                                       (1,259)      4,323
       Inventories                                                                       546       1,834
       Other current assets                                                            1,263       2,341
       Other assets                                                                     (379)        432
     Increase (decrease) in:
       Accounts payable                                                                 (268)     (1,942)
       Accrued liabilities                                                            (1,677)     (1,472)
       Deferred income taxes, net                                                      1,272       1,245
                                                                                    --------    --------
         Total adjustments                                                             1,501       8,775
                                                                                    --------    --------
     Net cash provided by operating activities                                         3,477      10,287
                                                                                    --------    --------

Cash flows from investing activities:
   Capital expenditures                                                               (2,769)     (2,885)
   Proceeds from sale of investments                                                      --       2,643
   Purchase of Treasury Stock                                                         (7,401)         --
   Proceeds from disposal property and equipment                                          44          --
   Payments made in connection with acquired companies, net of cash acquired          (2,360)         --
                                                                                    --------    --------
      Net cash used in investing activities                                          (12,486)       (242)
                                                                                    --------    --------

Cash flows from financing activities:
   Proceeds from issuance of common stock                                                215         709
   Proceeds from term loan                                                            30,000          --
   Principal payments on long-term debt                                                  (10)    (20,010)
   Principal payments -- capital leases                                                 (573)         --
   Change in cumulative other comprehensive loss                                        (166)         --
                                                                                    --------    --------
Net cash provided (used) by financing activities                                      29,466     (19,301)
                                                                                    --------    --------

Net increase (decrease) in cash and cash equivalents                                  20,457      (9,256)

Cash and cash equivalents at beginning of period                                      10,027      24,467
                                                                                    --------    --------

Cash and cash equivalents at end of period                                          $ 30,484    $ 15,211
                                                                                    ========    ========

Supplemental disclosures of cash flow information:
   Cash paid or refund during the period for:
     Interest                                                                       $    317    $    863
                                                                                    ========    ========
     Income taxes paid                                                              $     20    $     24
                                                                                    ========    ========
     Income taxes refunded                                                          $  1,250    $  2,250
                                                                                    ========    ========
   Non-cash financing activities:
         Capital leases                                                             $  2,250    $     --
                                                                                    ========    ========